News Release

COMPANY CONTACT:
Bob Powers
Vice President Investor Relations
856.251.2153

CHECKPOINT SYSTEMS, INC. ANNOUNCES
FIRST QUARTER 2010 RESULTS

Revenues Increased 17.9%, Organic Growth of 8.2%
2010 Guidance Reaffirmed

Thorofare, New Jersey, May 4, 2010 – Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the first quarter ended March 28, 2010.

Net revenues for the first quarter of 2010 were $187.5 million compared to net revenues for the first quarter of 2009 of $159.0 million.  Net earnings attributable to Checkpoint Systems, Inc. for the first quarter of 2010 were $3.5 million, or $0.09 per diluted share, compared to a net loss attributable to Checkpoint Systems, Inc. for the first quarter of 2009 of $2.0 million, or $0.05 per diluted share.  Non-GAAP net earnings attributable to Checkpoint Systems, Inc. for the first quarter of 2010 excluding restructuring expense were $4.0 million, or $0.10 per diluted share.  Non-GAAP net loss attributable to Checkpoint Systems, Inc. for the first quarter of 2009 was $0.9 million, or $0.02 per diluted share.  (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

“Our first quarter results reflected the improving conditions in our core markets. We were particularly pleased with the Company’s top line organic growth and the gross margin expansion in all our business segments, compared to one year ago,” said Rob van der Merwe, Chairman, President and Chief Executive Officer of Checkpoint Systems.  “Notably, both the Alpha and the EAS consumables lines of business experienced significant top line and gross margin growth.”

Mr. van der Merwe concluded, “With this solid first quarter performance, typically our seasonally slowest quarter, we remain on track to deliver the financial goals we outlined earlier this year and thus reaffirm 2010 guidance.  We remain committed to our stated strategy to focus on the converging fields of shrink management, merchandise visibility and apparel labeling.”

Selected analysis and discussion for the first quarter of 2010:

•
Net revenues increased 17.9%.  Organic growth comprised 8.2% of the increase driven by the Apparel Labeling Solutions and Shrink Management Solutions business segments, notably Alpha high theft solutions and EAS consumables.  Foreign currency effects contributed 4.9% of the increase driven principally by the weakened dollar versus the euro.  Acquisition growth contributed 4.8% of the increase resulting from the acquisition of Brilliant Label Manufacturing, Ltd.

•
Gross profit margin was 43.0% compared to 41.9% for the first quarter of 2009.  All business segments experienced higher gross margins, notably in EAS consumables and Alpha high theft solutions businesses.

•
GAAP operating income was $5.6 million compared to a $2.4 million operating loss for the first quarter of 2009.  Non-GAAP operating income excluding restructuring expense was $6.1 million, or 3.2% of net revenues.  Non-GAAP operating loss for the first quarter of 2009 was $0.6 million, or 0.4% of net revenues.  (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•	Restructuring expense was $0.4 million due to our previously announced manufacturing restructuring plan and the initial stages of our selling, general, and administrative restructuring plan.

•	Effective tax rate was 30.6% compared to 15.6% for the first quarter of 2009.

•	Cash flow used in operating activities was $4.4 million compared to cash flow provided by operating activities of $23.7 million for the first quarter of 2009.

•
At March 28, 2010, cash and cash equivalents were $152.6 million compared to $162.1 million at December 27, 2009, and total debt was $114.8 million compared to $116.9 million at December 27, 2009.  Capital expenditures were $3.1 million for the first quarter of 2010.

Outlook for 2010

Checkpoint previously provided guidance for 2010, which is summarized below and reaffirmed based on an assessment of current market conditions.  This guidance does not include the impact of unusual charges, such as additional restructuring expense, that the Company may incur during the year and assumes a continuation of current exchange rates.

•	Net revenues are expected to be in the range of $820 million to $860 million.

•	Non-GAAP diluted net earnings per share attributable to Checkpoint Systems, Inc. are expected to be in the range of $1.00 to $1.17.

•	Non-GAAP operating income margin is expected to be in the range of 6.8% to 7.5%.

•	An annualized tax rate is expected to be in the range of 18% to 20%.

•	Free cash flow (cash flow from operations less capital expenditures) is expected to be in the range of $30 million to $40 million.

Checkpoint Systems will host a conference call today, May 4, 2010, at 10:00 AM Eastern Time, to discuss its 2010 first quarter results.  The conference call will be simultaneously broadcast live over the Internet.  Listeners may access the webcast at http://ir.checkpointsystems.com.  A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems, Inc. is a leading manufacturer and provider of end-to-end shrink management, supply chain visibility and labeling solutions to the retail and apparel industry.  Checkpoint’s advanced technologies enable retailers and their suppliers to keep close track of merchandise, prevent loss through shrink or misplacement, and boost sales by having the right goods available when shoppers are ready to buy.  Checkpoint also provides complete apparel labeling solutions through a global network of service bureaus that gives customers a single source for all their labeling needs.  Checkpoint operates in every major geographic market.  For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements.  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” believe,” “seek,” or “will.”  By their nature, forward-looking statements address matters that are subject to risks and uncertainties.  Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or contribute to such differences include:  changes in international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; changes in regulations or standards applicable to our products; the ability to implement cost reduction in field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly adversely impacting revenue and profits; our ability to integrate acquisitions and to achieve our financial and operational goals for such acquired businesses; our ability to maintain effective internal control over financial reporting; external events outside of our control, including extreme weather, natural disasters, pandemics or terrorist attacks that could adversely affect our target markets; general economic and business conditions; and additional factors disclosed in our Securities and Exchange Commission filings.  We do not undertake to update our forward-looking statements except as required by applicable securities laws.

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Quarter (13 weeks) Ended
	March 28, 2010	March 29, 2009

Net revenues	$ 187,456	$ 158,950
Cost of revenues	106,905	92,420
Gross profit	80,551	66,530

Selling, general, and administrative expenses	69,802	61,917
Research and development	4,692	5,184
Restructuring expenses	436	487
Litigation settlement	−	1,300
Operating income (loss)	5,621	(2,358)
Interest income	668	505
Interest expense	1,600	1,282
Other gain (loss), net	266	498
Earnings (loss) from operations before income taxes	4,955	(2,637)
Income taxes	1,518	(412)
Net earnings (loss)	3,437	(2,225)
Less: (loss) attributable to noncontrolling interests	(69)	(219)
Net earnings (loss) attributable to Checkpoint Systems, Inc.	$ 3,506	$ (2,006)
Net earnings (loss) attributable to Checkpoint Systems, Inc., per Common Shares:

Basic earnings (loss) per share	$ 0.09	$ (0.05)

Diluted earnings (loss) per share	$ 0.09	$ (0.05)

Checkpoint Systems, Inc.
Summary Consolidated Balance Sheet
(amounts in thousands)

	March 28, 2010	December 27, 2009
(unaudited)

Cash and Cash Equivalents	$ 152,619	$ 162,097
Working Capital	$ 247,090	$ 241,809
Current Assets	$ 461,605	$ 482,690
Total Debt	$ 114,810	$ 116,872
Total Equity	$ 549,048	$ 552,657
Total Assets	$ 976,343	$ 1,018,336

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures.  These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.  These Non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP.  The Company uses the Non-GAAP measures presented to evaluate and manage the Company's operations internally.  The Company is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(amounts in thousands, except percents)
(unaudited)

	Quarter (13 weeks) Ended
Reconciliation of GAAP to Non-GAAP Operating Income (Loss):	March 28, 2010	March 29, 2009

Net revenues	$ 187,456	$ 158,950

GAAP operating income (loss)	5,621	(2,358)

Non-GAAP adjustments:

Restructuring expenses	436	487
Litigation settlement	−	1,300
Adjusted Non-GAAP operating income (loss)	$ 6,057	$ (571)

GAAP operating margin	3.0%	(1.5)%
Adjusted Non-GAAP operating margin	3.2%	(0.4)%

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(amounts in thousands, except per share data)
(unaudited)

	Quarter (13 weeks) Ended
Reconciliation of GAAP to Non-GAAP earnings (loss) attributable to Checkpoint Systems, Inc.:	March 28, 2010	March 29, 2009

Earnings (loss) attributable to Checkpoint Systems, Inc., as reported	$ 3,506	$ (2,006)

Non-GAAP adjustments:

Restructuring expenses, net of tax (1)	449	320
Litigation settlement, net of tax	−	801
Adjusted net earnings (loss) attributable to Checkpoint Systems, Inc.	$ 3,955	$ (885)

Reported diluted shares	40,102	39,149

Adjusted diluted shares	40,102	39,149

Reported net earnings (loss) attributable to Checkpoint Systems, Inc., per share – diluted	$ 0.09	$ (0.05)

Adjusted net earnings (loss) attributable to Checkpoint Systems, Inc., per share – diluted	$ 0.10	$ (0.02)

(1)
The tax rate on restructuring expense for the first quarter of 2010 was negative 2.9% due to a release of restructuring expense in subsidiaries with higher tax rates while the majority of restructuring expense was realized in subsidiaries with lower tax rates. The tax rate on restructuring expense for the first quarter of 2009 was 34.2%